As filed with the Securities and Exchange Commission on March 7, 2025

Registration No. 333-282727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

On Form S-8, to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

11440 Tomahawk Creek Parkway,

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(217) 365-4500

(Registrant’s telephone number, including area code)

CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan, as Amended and Restated

(Full Title of Plan)

Van A. Dukeman

Chairman and Chief Executive Officer

11440 Tomahawk Creek Parkway,

Leawood, Kansas 66211

(217) 365-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

First Busey Corporation (“Busey” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-282727) (as amended by the Pre-Effective Amendment No. 1 thereto, the “Form S-4”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 13, 2024, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

Busey filed the Form S-4 in connection with the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of August 26, 2024 (the “Merger Agreement”), between Busey and CrossFirst Bankshares, Inc. (“CrossFirst”), described below.

This Registration Statement relates to shares of common stock of Busey, par value $0.001 per share (“Busey common stock”), issuable in respect of certain outstanding and unvested equity awards in respect of shares of common stock of CrossFirst, par value $0.01 per share (“CrossFirst common stock”), granted by CrossFirst and held by employees of CrossFirst and its affiliates, which were assumed by Busey and converted into equity awards in respect of shares of Busey common stock in connection with the consummation of the Merger.

These equity awards were granted pursuant to the CrossFirst 2018 Omnibus Equity Incentive Plan, as Amended and Restated (the “CrossFirst Stock Plan”). This Registration Statement registers shares of Busey common stock representing the maximum number of shares issuable upon the vesting, settlement or exercise of outstanding and unvested equity awards under the CrossFirst Stock Plan immediately prior to the effective time of the Merger (the “Effective Time”), as appropriately adjusted to reflect the Merger.

All such shares of Busey common stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Busey common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Busey common stock.

The Merger

Pursuant to the Merger Agreement, effective as of March 1, 2025, CrossFirst merged with and into Busey, with Busey as the surviving corporation in the Merger. At the Effective Time, each share of CrossFirst common stock outstanding immediately prior to the Effective Time, except for certain shares held by CrossFirst or Busey, was converted into the right to receive 0.6675 of a share (the “Exchange Ratio”) of Busey common stock.

Conversion of Certain CrossFirst Equity Awards in Connection with the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•	Each CrossFirst time-based restricted stock unit award (the “CrossFirst RSUs”) outstanding under the CrossFirst Stock Plan immediately prior to the Effective Time was converted into a restricted stock unit in respect of Busey common stock (a “Busey RSU”) based on the Exchange Ratio (rounded to the nearest whole share), subject to the same terms and conditions as were applicable to the CrossFirst RSU prior to the Effective Time;

•	Each performance-based restricted stock unit award (the “CrossFirst PSUs”) outstanding under the CrossFirst Stock Plan immediately prior to the Effective Time was converted into a time-based Busey RSU based on the Exchange Ratio, subject to the same terms and conditions as were applicable to the CrossFirst PSU prior to the Effective Time, assuming the achievement of the applicable performance goals based on, for the 2023 CrossFirst PSUs, actual performance through December 31, 2024, and for the 2024 CrossFirst PSUs, target performance (rounded to the nearest whole share); and

•	Each CrossFirst stock-settled stock appreciation right (the “CrossFirst SARs”) outstanding under the CrossFirst Stock Plan immediately prior to the Effective Time was converted into a stock appreciation right in respect of Busey common stock based on the Exchange Ratio (rounded down to the nearest whole share), generally subject to the same terms and conditions as were applicable to the CrossFirst SAR prior to the Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC.  The following documents, which have been filed with the SEC by Busey, pursuant to the Exchange Act are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 27, 2025);

•	Current Report on Form 8-K filed with the SEC on March 3, 2025; and

•	The description of Busey common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on April 30, 1990 (Exchange Act File No. 000-15950), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Busey with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock will be passed on for the Registrant by Snell & Wilmer.

Item 6. Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Corporations Act, or the “NCA,” empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the NCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NCA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.7502 of the NCA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NCA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the NCA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities under Section 78.7502.

Article Tenth of Busey’s amended and restated articles of incorporation, as amended, provides that no director or officer shall be personally liable to Busey or Busey’s stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the NCA.

Article Thirteenth of Busey’s amended and restated articles of incorporation, as amended, provides that Busey shall, to the fullest extent permitted by Section 78.751 of the NCA, as the same may be amended or supplemented from time to time, indemnify any and all persons whom Busey shall have power to indemnify under Section 78.751 of the NCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751 of the NCA, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Busey’s amended and restated bylaws provide further that Busey shall indemnify and hold harmless any person, subject to the limits of applicable federal law and regulation and to the fullest extent permissible under the NCA, who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative of, is or was a director or officer or is or was serving at Busey’s request or for Busey’s benefit as a director or officer of another corporation, or as Busey’s representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Busey’s board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Any such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise.

Additionally, Busey has purchased director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” exhibit to the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on March 7, 2025.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Van A. Dukeman
Chairman and Chief Executive Officer

By:	/s/ Scott A. Phillips
Scott A. Phillips
Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Busey Corporation, hereby severally constitute and appoint Van A. Dukeman and Scott A. Phillips as our true and lawful attorneys and agents, each with full power of substitution, to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Van A. Dukeman	Chairman and Chief Executive Officer (principal executive officer)	March 7, 2025
Van A. Dukeman

/s/ Scott A. Phillips	Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer (principal financial officer and principal accounting officer)	March 7, 2025
Scott A. Phillips

/s/ Stanley J. Bradshaw	Director	March 7, 2025
Stanley J. Bradshaw

/s/ Rodney K. Brenneman	Director	March 7, 2025
Rodney K. Brenneman

/s/ Steven W. Caple	Director	March 7, 2025
Steven W. Caple

/s/ Michael D. Cassens	Director	March 7, 2025
Michael D. Cassens

/s/ Jennifer M. Grigsby	Director	March 7, 2025
Jennifer M. Grigsby

/s/ Karen M. Jensen	Director	March 7, 2025
Karen M. Jensen

/s/ Frederic L. Kenney	Director	March 7, 2025
Frederic L. Kenney

/s/ Stephen V. King	Director	March 7, 2025
Stephen V. King

/s/ Michael J. Maddox	Director	March 7, 2025
Michael J. Maddox

/s/ Kevin S. Rauckman	Director	March 7, 2025
Kevin S. Rauckman

/s/ Scott A. Wehrli	Director	March 7, 2025
Scott A. Wehrli

/s/ Tiffany B. White	Director	March 7, 2025
Tiffany B. White

FIRST BUSEY CORPORATION

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (i) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (ii) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (iii) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (iv) the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015 (incorporated by reference to Exhibit 3.1 to First Busey Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed on November 6, 2015)
4.2	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated May 22, 2020 (incorporated by reference to Exhibit 4.2 to First Busey Corporation’s Registration Statement on Form S-8 filed on May 29, 2020).
4.3	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated February 27, 2025 (incorporated by reference to Exhibit 3.3 to First Busey Corporation’s Current Report on Form 8-K filed on March 3, 2025).
4.4	Second Amended and Restated By-Laws of First Busey Corporation (incorporated by reference to Exhibit 3.1 to First Busey Corporation’s Form 8-K filed on December 7, 2023).
4.5	Amendment to the Second Amended and Restated By-laws of First Busey Corporation (incorporated by reference to Exhibit B to Annex A to the joint proxy statement/prospectus forming a part of First Busey Corporation’s Registration Statement on Form S-4 filed on October 18, 2024)
4.6	Certificate of Designation of Series A Non-Cumulative Perpetual Preferred Stock of First Busey Corporation (incorporated by reference to Exhibit 3.6 to First Busey Corporation’s Current Report on Form 8-K filed on March 3, 2025).
4.7	CrossFirst Amended and Restated 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to CrossFirst Bankshares, Inc.’s Registration Statement on Form S-1 filed on July 18, 2019).
5.1*	Opinion of Snell & Wilmer
23.1*	Consent of RSM US LLP
23.2*	Consent of Forvis Mazars, LLP
23.3*	Consent of Snell & Wilmer (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)

*Filed herewith